Exhibit 99.2

Call Participants: Dr. Keh-Shew Lu, Richard White, Mark King and Laura Mehrl

Operator:

Good afternoon and welcome to Diodes Incorporated’s first quarter 2015 financial results conference call.  At this time, all participants are in a listen only mode.  At the conclusion of today’s conference call, instructions will be given for the question and answer session.  If anyone needs assistance at any time during the conference call, please press the star key followed by the zero on your touchtone phone.

As a reminder, this conference call is being recorded today, Thursday, May 7, 2015.  I would now like to turn the call over to Leanne Sievers of Shelton Group Investor Relations.  Leanne, please go ahead.

Introduction:  Leanne Sievers, EVP of Shelton Group

Good afternoon and welcome to Diodes’ first quarter financial results conference call.  I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.In addition, any projections as to the Company’s future performance represent management’s estimates as of today, May 7, 2015.  Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.

Additionally, the Company’s press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company’s press release are definitions and reconciliations of GAAP to non-GAAP items, which provide additional details.  Also, throughout the Company’s press release and management’s statements during this conference call, we refer to “net income attributable to common stockholders” as “GAAP net income.”

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the Investors section of Diodes’ website at www.diodes.com.

And now I will turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Dr. Keh-Shew Lu, President and CEO

Thank you, Leanne. Welcome everyone, and thank you for joining us today.

Revenue in the first quarter declined sequentially due to greater than expected softness in the computing market in Asia as well as the currency impact from a stronger U.S. dollar versus the Euro. In spite of the lower revenue base, we further enhanced product mix to enable gross profit improvement year-over-year and to sustain gross margin at 31 percent in the quarter. Additionally, our ongoing cost reduction efforts helped to support profit margins and achieve non-GAAP earnings of $0.26 per share.

Notable in the quarter, revenue in Europe grew almost 14 percent sequentially, despite the headwinds from the weaker Euro as we continued to gain traction on products sold in the region, especially in the industrial and automotive markets. The North America market also performed well in the quarter.

Overall, the first quarter demonstrates the leverage and flexibility of our business model by maintaining strong earnings and cash flow, and we expect a return to growth in the second quarter.

With that, I will now turn the call over to Rick to discuss our first quarter financial results as well as second quarter guidance in more detail.

Rick White, CFO

Thanks, Dr. Lu, and good afternoon everyone.

Revenue for the first quarter 2015 was $206.2 million, a decrease of 1.8 percent from the $210.0 million in the first quarter 2014, and a decrease of 7.8 percent from the $223.7 million in the fourth quarter 2014. As Dr. Lu mentioned, revenue was down sequentially due primarily to more than expected softness in the computing market in Asia and the currency impact from a stronger U.S. dollar versus the Euro.

Gross profit for the first quarter 2015 was $63.9 million, or 31.0 percent of revenue, compared to the first quarter 2014 of $61.6 million, or 29.3 percent of revenue, and compared to the fourth quarter 2014 of $70.7 million, or 31.6 percent of revenue.  Gross profit margin was up 170 basis points over the prior year quarter, which reflects cost reductions and continued product mix improvements on approximately the same revenue level.

GAAP operating expenses for the first quarter were $47.0 million, or 22.8 percent of revenue, compared to $47.2 million, or 22.5 percent of revenue in the first quarter 2014 and $48.6 million, or 21.7 percent of revenue in the fourth quarter 2014.

Looking specifically at Selling, General and Administrative expenses, SG&A was approximately $31.7 million for the first quarter, or 15.4 percent of revenue, compared to $32.3 million, or 15.4 percent of revenue, in the first quarter 2014 and $34.2 million, or 15.3 percent of revenue, in the fourth quarter 2014.

Investment in Research and Development for the first quarter was approximately $13.3 million, or 6.5 percent of revenue, compared to $12.9 million, or 6.2 percent of revenue, in the first quarter 2014 and $12.6 million, or 5.6 percent of revenue, last quarter.

Combined, SG&A plus R&D equaled $45.0 million, or 21.8 percent of revenue, which was up 30 basis points from $45.2 million, or 21.5 percent in the first quarter 2014. Versus fourth quarter, the total was down $1.7 million, but up 90 basis points from 20.9 percent due to the sequential revenue decline.

Total Other Expense amounted to $900,000 for the quarter. This was primarily driven by $1.1 million of interest expense, while $300,000 of interest income was offset by foreign currency losses.

Income Before Taxes and Noncontrolling Interest in the first quarter 2015 amounted to $16.0 million, compared to income of $13.0 million in the first quarter 2014, and $23.2 million in the fourth quarter 2014.

Turning to income taxes, our effective income tax rate for the first quarter was approximately 26.2 percent, which was at the lower end of our guidance range of 28 percent, plus or minus 3 percent.

GAAP net income for the first quarter 2015 was $11.1 million, or $0.23 per diluted share, compared to first quarter 2014 of $10.2 million, or $0.21 per diluted share, and fourth quarter 2014 of $16.7 million, or $0.34 per diluted share. The share count used to compute GAAP diluted EPS for the first quarter 2015 was 49.0 million shares.

First quarter 2015 non-GAAP adjusted net income was $12.7 million, or $0.26 per diluted share, which excluded, net of tax, $1.5 million of non-cash, acquisition related intangible asset amortization costs.  This compares to non-GAAP adjusted net income of $12.4 million, or $0.26 per diluted share, in the first quarter 2014 and $18.3 million, or $0.38 per diluted share, in the fourth quarter 2014.

We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details.  Included in the first quarter 2015 GAAP and non-GAAP adjusted net income was approximately $2.4 million, net of tax, non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per diluted share in the first quarter.

Cash flow generated from operations was $38.6 million for the first quarter.

Free cash flow was $15.0 million for the first quarter, which included $23.5 million of capital expenditures.

Net cash flow was a negative ($20.9) million, including the pay-down of approximately $23.1 million of long-term debt and a $15.0 million increase in short-term investments.

Turning to the balance sheet, at the end of the first quarter, cash and cash equivalents totaled approximately $249 million, including $27 million in short-term investments. Working capital was approximately $516 million.

At the end of the first quarter, inventory increased by $5 million from the end of fourth quarter 2014 to approximately $187 million.  Inventory in the quarter reflects a $3 million increase in work-in-process, a $7 million increase in raw materials, and a $5 million decrease in finished goods.  Inventory days were 117 in the first quarter, compared to 112 days last quarter.

At the end of the first quarter, Accounts Receivable was approximately $178 million, down over $10 million from the fourth quarter.  A/R days were 80, compared to 79 last quarter.

Our long term debt totaled approximately $117.7 million, down $23.1 million from the fourth quarter.

Capital expenditures for the first quarter were $23.5 million, or 11.4 percent of revenue. As I stated last quarter, there was a delayed receipt of approximately $6 million of some assembly-test equipment, which pushed our first quarter 2015 CapEx over the upper end of our target range.

First quarter Depreciation and amortization expense was $19.2 million.

Now, turning to our Outlook…

For the second quarter 2015, we expect revenue to range between $212 million and $228 million, or an increase of 2.8 percent to 10.6 percent sequentially. We expect gross margin to be 31.5 percent, plus or minus 2 percent. Operating expenses are expected to be approximately 22.4 percent of revenue, plus or minus 1 percent. We expect our income tax rate to be 25 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the second quarter are anticipated to be approximately 49.3 million.

With that said, I will now turn the call over to Mark King.

Mark King, Senior VP of Sales and Marketing

Thank you, Rick, and good afternoon.

Revenue in the first quarter was down 7.8 percent sequentially primarily due to greater than seasonal softness in the Computing market as well as seasonal decreases in Consumer and Communications. OEM sales were down 16.5 percent on weak demand at certain OEM customers, while distributor POP and POS were down 3 percent and 4 percent, respectively. Distributor inventory was up about 1 percent and remained in line.  Europe was a highlight in the quarter despite the headwinds from the weaker Euro. Revenue from the Industrial market was up significantly in the quarter, driven by strength in both Europe and North America, and we also continued to gain traction in the Automotive space.

Turning to Global Sales, Asia represented 78 percent of revenue, North America 11 percent and Europe also 11 percent.

In terms of our end markets, consumer represented 32 percent of revenue, communications 22, computing 18, industrial 24 percent, and automotive was 4 percent.

Customer activity level remained strong across our end markets, with a growing pipeline of design wins and new products to drive long-term growth.  Q1 represented a record quarter for our Logic product line, while momentum continued for our LED drivers, protection devices, Bi-polar transistors and SBR products. Diodes began the first quarter by further investing in the development and launch of products for a wide range of high-volume, high-growth market segments and customer applications.

Similar to last quarter, I’ll now discuss product updates within each of our target end markets.

Starting with the consumer market… in Q1 Diodes launched products for power supply for high volume applications such as TV’s and set-top boxes. These MOS devices were released for DC-DC applications with simplified driver control using P-MOS on the high-side and N-MOS on the low side. Additionally, Diodes’ ultra-miniature MOSFETs as well as switching & zener diodes have gained considerable momentum for portable and wearable applications, including action cameras and fitness products.

In terms of wireless charging, demand continues to grow in particular for wearable devices and our LD-MOS is an ideal match for high-frequency charging applications due to its high-speed switching capability.

Further supporting the consumer and home electronics markets, we released three high performance secondary-side synchronous rectifiers for power conversion in portable applications, as well as a very small footprint, synchronous rectifier with an integrated output voltage detection feature for primary side control systems.

In the communications market, we released two high accuracy low-cost switch-mode power supply controllers for battery charger applications that are compatible with MediaTek's Pump Express rapid charge protocol for smartphones and tablets. During the quarter, we secured 14 significant design wins for our AC-DC product line, supporting charger and power adaptor products at 5 different major suppliers in this space.

Also in the communications market, we had major designs wins in WiFi routers, WiFi headsets and satellite communications leveraging our DC-DC converters and DBS devices.

In the computing space, we saw strong design-in activity for our analog products with 18 notable wins, led by load switches in notebooks, desktops and multi-function peripherals.  In  support of the both the computer market and communications market, our TVS portfolio was  enhanced by a range of devices targeting mobile USB port protection. The TVS devices launched offer full USB protection with 3 datalines and a high surge VBUS line and are capable of supporting USB On-The-Go (OTG) and USB Power Delivery (PD) standards

Now turning to the industrial end market, Diodes expanded its family of Trench SBR products using small, thin profile packages for space-constrained solar applications. We also continued to expand our LED lighting portfolio, launching products for high efficiency and low EMI lighting designs, general lighting applications requiring linear or PWM dimming, and triac dimmers for dimmable and non-dimmable applications. During the quarter, we also had a series of solid design wins for various retrofit bulbs.

To further support our growing emphasis on the industrial market, we also released a family of high performance low- and micro-power linear Hall sensors designed for position and proximity sensing across a wide range of industrial and white good applications. Also during the quarter, we saw several significant design wins for e-meters as well as notable wins in HVAC systems, brushless DC fans and handheld power tools.

And finally, in the automotive market we continued to gain momentum as this space remains a strong focus area for Diodes. During the quarter, we had launched several new automotive-qualified devices from our MOSFET, BJT, and SBR product families, while achieving several significant design wins for our MOS, BJT, TVS, and IntelliFET products. Also during the quarter, we expanded several product families, including our range of 175 degree C rated MOSFETs and several new product released based on Diodes’ Shielded Gate Wafer technology. These MOSFETs are ruggedness-rated and feature excellent AC to DC performance.

Diodes also saw new business opportunities arising for our unique Avalanche transistors. With the increase in electronic content in vehicles and advanced driver assistance systems under development by major automotive companies, these devices are unique in their ability to drive laser diodes used in distance measurement in these systems. Also worth mentioning, we saw increased acceptance in the automotive market for our expanding LED portfolio, with headlamps and fog lamp design wins.

In summary, Diodes continues to make great progress on our new product development with a growing pipeline of design wins across our target end markets. During the quarter, we were able to successfully enhance our product mix to sustain gross margin on a lower revenue base, which highlights the flexibility of our business model. We continue to make great strides in both the industrial and automotive markets with an expanding portfolio of products driving increased content and share.

With that, I’ll open the floor to questions - Operator?

Upon Completion of the Q&A…

Dr. Lu:  Thank you for your participation today. Operator, you may now disconnect.

Diodes 1Q 2015 EARNINGS CALL

QUESTION AND ANSWER

Operator

(Operator Instructions) Steve Smigie, Raymond James.

Steve Smigie - Raymond James & Associates, Inc. - Analyst

Thanks a lot, guys. So Dr. Lu, obviously we knew there was going to be some computing weakness out there. But it seems like you were able to maintain some pretty good margin here on the ramp of industrial and auto. So I was just hoping to get an update on the industrial and auto mix and see what you're thinking that could look like over the next year to two years. It sounds like you've got a lot of new products there. How quickly can that ramp?

Keh-Shew Lu - Diodes Incorporated - President and CEO

Well, Steve, thank you for the comment. We'll continue driving the automotive strategy. As I mentioned in the past, back to 2013, we formed automotive business units to drive in automotive business, and I think we can see the results.

Even you see, we said 4% of our revenue. But if you look at the decimal point, then we actually grow -- grew automotive revenue -- even as a percent of the total revenue actually grew up from 4Q last year to 1Q this year. So we'll continue that strategy. And I think this -- later part of the year or next year, we're going to see more and more automotive revenue growth.

From industrial point of view, yes, we focused on this area, too. And both US and Europe have major growth in industrial areas. So if you look at our percentage revenue for industrial, it's improved almost 4% point, and this really shows the effort we've been continuing driving and the results is very obviously is there.

Steve Smigie - Raymond James & Associates, Inc. - Analyst

Great. Thanks. And it sounds like you did particularly well in Europe. Can you talk about how much of that was, say, your success gaining share with new products versus you're just kind of seeing some pickup in Europe demand?

Keh-Shew Lu - Diodes Incorporated - President and CEO

Well, I will defer that to Mark King, but I want to make sure one thing. Even with the headwind of exchange rate, the euro versus US dollar -- and by the way, most of our European business is in euros, not in US dollars. And even with that headwind, we are able to grow 14% quarter over quarter. So from the units point of view, it actually grew much more than 14%.

Now, the percentage wise, I'll let Mark King answer.

Mark King - Diodes Incorporated - SVP of Sales and Marketing

Actually, Steve, I think that we are continuing to gain traction in the customer base in Europe. And we made a shift over the last 18 months from a rep organization to our direct sales force in Asia -- I mean, in Europe. And we've added a lot of new personnel, a lot of technical resources. And I think we're just penetrating the customers, deeper calling on more customers, and getting further traction. So we expect to continue to gain and continue momentum in Europe going forward.

Now, that being said, Europe is generally strong for us in the first half of the year, and it's a little bit softer in second half of the year. But we still -- we believe that the momentum that we are going and the customers that we're entering and the programs that we are working with, we see a strong growth pattern going forward.

Steve Smigie - Raymond James & Associates, Inc. - Analyst

Okay, great. And on your guidance, it's actually a pretty decent -- at the midpoint, a pretty decent percentage increase. And I'm just curious, I know you don't guide beyond one quarter, but it seems to suggest that you have some decent orders into Q2. Do you have any sense at this point any reason why you wouldn't be able to sort of do roughly seasonality throughout the course of the year?

Mark King - Diodes Incorporated - SVP of Sales and Marketing

I would say that we should be able to beat seasonality through the rest of the year. You know, it depends on how strong -- again, we might be slightly stronger in the second quarter, and it might mute a little bit in the third quarter. But right now, we're looking at that the market is relatively reasonable. We have some opportunity to gain in the second quarter, and we think that going into the third quarter the markets look relatively strong.

I think we have to see how this progress through the balance of this quarter to understand further what the third quarter is going to look like.

Steve Smigie - Raymond James & Associates, Inc. - Analyst

Great. Thanks a lot, guys.

Keh-Shew Lu - Diodes Incorporated - President and CEO

If you look at in the Asia market several years ago, US and Asia typically is a 40% at the first half, 60% at second half. And the last couple of years it gets much stronger in the first half, so you are more look at 45% versus 55%, one half versus two half. But this year it looks like the second quarter from Asia market -- you know I just came back from Asia -- it's not as strong as the last couple of years.

Therefore, my feeling is this year going back to 40/60, one half versus two half. So we hope -- if we can grow in the second half, we're hoping we can grow even more in the second half.

Steve Smigie - Raymond James & Associates, Inc. - Analyst

Okay. That's very helpful. Thank you very much.

Operator

Christopher Longiaru, Sidoti & Company.

Christopher Longiaru - Sidoti & Company - Analyst

I was wondering just in terms of -- see had obviously a pretty big improvement gross margins and you said that it was based on both mix and some operational efficiencies. Can you kind of break that out in relative terms? How much was operational efficiency, and how much was mix for the quarter?

Keh-Shew Lu - Diodes Incorporated - President and CEO

Well, we don't have that number. But the cost reduction is ongoing effort, and we'll continue that. And the mix is -- you know, we have been in the last several quarters now, we try to change our mix too much favor to us. So therefore, you know, even we see the first quarter, our revenue is not there. If we try to do instead of just drop the price and try to get the revenue. We try to hold in the ASP and at the same time change the mix to our favor such that we should be able to continue to improve, or at least maintain our gross profit and make our earnings per share to our expectations.

Christopher Longiaru - Sidoti & Company - Analyst

Can you let us know what the utilization was on fab one and fab two?

Keh-Shew Lu - Diodes Incorporated - President and CEO

The utilization in the BCD fab, the Shanghai fab one and fab two, is both about 50%, 55%. Somewhere around that. It's not fully utilized yet.

Christopher Longiaru - Sidoti & Company - Analyst

Got it. And then just on the BCD side, there was -- you have talked about a progression over a couple of years of something like 100 to 150 basis points of gross margin improvement as you kind of combined some of those. Can you just give us an idea of where you are in that progression?

Keh-Shew Lu - Diodes Incorporated - President and CEO

No for us is the other one. We -- in 2014 and 2013, we said BCD operation actually degraded our GP percent performance. And I think I remember 2014 was like 120 basis points degrading by BCD. And that is last year. And then we still in 1Q -- like I said, BCD fab loading still 50%. So they still have degrade our overall performance.

And I think during last year -- last quarter's conference call, I said we've taken the action to qualify our SBR product to the BCD fab and that we are under qualification right now. And if we don't see any problem that revenue -- the impact of improvement will be occurred in the third quarter.

Christopher Longiaru - Sidoti & Company - Analyst

Okay. That's really helpful.

Keh-Shew Lu - Diodes Incorporated - President and CEO

So, yes. I think second quarter still cannot affect us yet, but I think starting from the third quarter we should be able to see some improvement from BCD fab.

Christopher Longiaru - Sidoti & Company - Analyst

Is there anything like on the side of some of BCD's products that were -- BCD had great manufacturing now, great packaging. You guys have great packaging. You were -- I think there was some combination there from bringing some of the BCD into the packaging facility. Is there any comment there you can give us?

Keh-Shew Lu - Diodes Incorporated - President and CEO

Okay. BCD did not have the packaging operations. And so we are moving their packaging requirement from subcon to Diodes. And we are -- I think qualifications all done, and some of them is already moved in, and some of them still waiting for the customer approval and then gradually improve. But the job is done.

Now, the wafer fab is -- we decided -- I think we have been talking about that it's difficult to move the product from the loading from Diodes outside fab -- or I'm talking about Diode porter from outside fab to the BCD fab. That one typically is technically much longer transfer because most of the customers don't like you to change the fab. So basically would be the new product and new product ramp would be -- would not be right away, and that's the reason BCD fab loading only 50%. And we are continuing putting all of our new products designed based on BCD process. And when the new product ramps, then BCD loading will be improved.

Christopher Longiaru - Sidoti & Company - Analyst

That makes a lot of sense. Thank you for that. And then just in terms of the tax rate, Rick. I think the long-term expectation that we had was kind of low 20s. You just guided 26% -- you just had 26% and then guided to 25%. Is this kind of a new range you should be thinking about?

Rick White - Diodes Incorporated - CFO

Well, we're trying to move the tax rate around, but that's a slow process. But I think that 25% is going to be reasonable for the rest of the year. If you looked at our guidance first quarter, we said 28% plus or minus 3%. We pushed it down a little bit, but we are still in the 25% range for the rest of the year.

Christopher Longiaru - Sidoti & Company - Analyst

All right. That's all I have. Congratulations, guys, on a great operating in a tough environment. I'll step out.

Keh-Shew Lu - Diodes Incorporated - President and CEO

Thank you.

Operator

Gary Mobley, Benchmark.

Gary Mobley - The Benchmark Company - Analyst

I appreciate the fact that your European sales grew 14% sequentially. And I'm just curious how much revenue would have grown out of Europe had it not been for the currency translation headwind.

Rick White - Diodes Incorporated - CFO

$2 million was the currency impact on Europe.

Gary Mobley - The Benchmark Company - Analyst

Okay. That's helpful. And if I'm not mistaken, your second quarter revenue guidance range is a bit wider than typical. And I think today we're sitting here today with 40% to 45% of the quarter completed. So in the context of that wider range, what's there between hitting the high and the low end of that range?

Keh-Shew Lu - Diodes Incorporated - President and CEO

Well, I really cannot answer that question. And the reason we put that to be wider than normal is just because it's very unclear in the market. Like I said, the second half typically is a growth quarter. And if I look at last year, if you go to Asia it's about -- I think I mentioned that 45% of the total year revenue in the second half is about 55%. But this year it somehow a little bit cooler than in the past. So you know we just put a little wider range. But the midpoint we give to you is we believe the best estimate we have.

Gary Mobley - The Benchmark Company - Analyst

Okay. All right. And assuming the PC market doesn't improve in the second half of the year, and it's debatable whether or not it will, and assuming we don't see any change in currency exchange rates between the euro and the US dollar between now and the end of the year, do you think you can grow revenue in 2015?

Rick White - Diodes Incorporated - CFO

Yes.

Gary Mobley - The Benchmark Company - Analyst

All right. That's all I needed. Thanks, guys.

Operator

Suji Desilva, Topeka.

Suji Desilva - Topeka Capital Markets - Analyst

Nice job on the margin in the environment. In terms of the -- can you repeat the POP and POS numbers you gave? And also I know just the inventories were in line this quarter. What trends do you see with the distributors in terms of what they're trying to do with inventory? Are they keeping them in line or are they being more conservative?

Mark King - Diodes Incorporated - SVP of Sales and Marketing

The POP was down 4% and the POS was down 3%. I think that the distributors -- different distributors have a different value. I think they're being relatively conservative in this quarter. I think that a lot of them are seeing flattish to up second quarter. But our forecasting is strong. Third quarter, but not may be really willing to invest in the third quarter yet.

So I think that's part of the uncertainty with our guidance is if all of a sudden they funnel -- you know, there's a lot of risks in the upside, and there's a lot of things that we have to deal with on the downside. We are really not -- we're uncertain about how the customers are going to react towards the end of the quarter as well as the channel is reacting to that. So we're just kind of preparing ourselves for both sides.

So I don't think they are clear. I think we've had peaks of booking and then it kind of slows little bit and it goes again. But really it's just a little bit volatile in their thinking.

Suji Desilva - Topeka Capital Markets - Analyst

That's helpful color. And then also Rick, thanks for providing the currency impact in the quarter. Can you talk about how the currency might impact pricing going forward and whether that has to adjust the flow-through to the shifts in the currency for your products?

Mark King - Diodes Incorporated - SVP of Sales and Marketing

So we've been making some adjustments in the European marketplace where we can concerning our prices and concerning our standard price list and trying to impact some of the losses based on the euro. So hopefully that will impact our revenue in a positive nature. We also need to be careful not to discourage the customer base because we do have some strong euro-based competitors.

Rick White - Diodes Incorporated - CFO

So in general from a forecast standpoint, we basically look at where the average was in the first quarter, and we use that for the rest of the year. So we are assuming that there's no positive or negative impacts from the currency standpoint other than what Mark talked about from a price change standpoint.

Suji Desilva - Topeka Capital Markets - Analyst

Okay, great. Thanks, guys.

Operator

Shawn Harrison, Longbow.

Shawn Harrison - Longbow Research - Analyst

A couple of different questions, I guess first on the gross margin guidance. Incremental leverage is little bit lighter than I would have anticipated with the revenue uptick at the midpoint. Is that because mix now goes the wrong way against you in the second quarter with PCs and consumer electronics coming back, or is there another factor?

Keh-Shew Lu - Diodes Incorporated - President and CEO

I think you are correct because if 1Q -- well, typically PC is very competitive business; especially pricing is much worse than other business. And since 1Q, PC's down quite a bit. We were hoping second quarter would the PC recover some. And we do not want to lose that business. And you are right, PC -- GP is not as good as other market segments.

Rick White - Diodes Incorporated - CFO

Plus the fact that we still have those headwinds from the BCD fabs. You talked about the fact that they were under-loaded in the first quarter. They are also going to be under-loaded in the second quarter, with an improvement coming in the third quarter. So we still have to overcome those issues.

Shawn Harrison - Longbow Research - Analyst

Okay. That's helpful. How much is just pure notebook and desktop of sales right now? I don't think it's that full 18% number you quoted as DC and peripherals.

Mark King - Diodes Incorporated - SVP of Sales and Marketing

No, these segments are so overlapping. We don't really try to break it out by notebook and desktop. We are lucky to get a good look at overall computer. There is a lot of overlap you see and so forth. So I just don't think we can be precise enough to give you a valuable answer.

Shawn Harrison - Longbow Research - Analyst

Okay. And then it looks like consumer electronics is worse than seasonal in the March quarter as well. Is that you walking away from this, or was there something else going on in the market?

Mark King - Diodes Incorporated - SVP of Sales and Marketing

I don't think it was really worse than seasonal. I don't think -- we didn't walk away from anything in the marketplace. Maybe it was a customer mix that was a little worse or something. But I don't think -- we didn't see anything as dramatically as what we saw in our consumer. Maybe we have a couple of big customers that might be driving it down a little bit more than -- in fact, those OEMs we discussed.

Shawn Harrison - Longbow Research - Analyst

Okay. Very helpful. Thanks so much.

Operator

Harsh Kumar, Stephens.

Unidentified Participant

Yes, guys, this is Richard in for Harsh. Thanks for taking my question. I was hoping that you could maybe provide a little bit of additional color on how we should expect by end market growth in the June quarter.

Mark King - Diodes Incorporated - SVP of Sales and Marketing

I don't really think I can give that to you now. Again, our numbers when we come down to these segments really have a lot to -- is all looking at it from a past standpoint. I think we'll see some improvement. And to be honest with you, I think we'll see industrial decrease because of the rising of Asia. I think you'll see it a little bit more consumer mix. You'll probably see a little bit more communication mix, and you might see a little bit more computer mix. And automotive, I think it's going to take a lot to move the distance up, and it would take a lot to move it down. And probably the intermittent play will be industrial.

As much as we want to grow automotive and industrial, we play in high-volume and equipment that are going to at certain points override whatever we can do in those marketplaces in the short term. The automotive strategy is a long-term strategy, three to five years because of the time for design wins. And industrial is an intermediate plan.

So I think you'll see this year that we might go back to more traditional segments as the year progresses. And over time, we'll start to gradually maintain the higher rates in automotive and industrial.

Unidentified Participant

Great. That was very helpful. And then at a very high level in the computing market, I know that that was a little bit weak. Are you seeing any product cycles that you expect to kind of spur demand in this market? Or should we kind of think about it at kind of these lower levels for a while?

Mark King - Diodes Incorporated - SVP of Sales and Marketing

I don't know. I think we have some customer action going on that might drive some boost in the thing. We had some good content growing in the computer market, and we had some nice launches that were involved in it that could help us little bit.

But we're really careful in that marketplace to pick the right things now. There are certain product areas that are going to enhance our margin profile that would require us to invest, and we're not going to make those investments. So we are kind of changing the way we approach the computer customer and trying to drive very specific things.

Unidentified Participant

Got you. And then if I could sneak one more in -- I know many of our companies are talking about the impact of rising labor rates in China. Are you seeing this? And then, if you are, how is Diodes going about mitigating this impact?

Keh-Shew Lu - Diodes Incorporated - President and CEO

Well, yes, this -- the labor costs in China, you cannot avoid it because this topic typically tends to 10% to 15% a year salary increase while labor costs increase. So what we do is aggressive working on cost reduction and automation.

But another one, really what we need to do is introduce new products to enhance the margin. Typically, new products give us a better GPM percent than the old products. So we aggressively push in the new design and announce the new product and push the revenue from the new product. And that's part of we're talking about product mix change. When you talk about product mix change, you can drive in more new products revenue from the new products that give you a better GP. So we cannot say we don't get impact, but we do know how to overcome that impact. That's why we should be able -- we are able to continue to improve our GP percent.

Unidentified Participant

Great. And thank you for answering that question, and best of luck.

Operator

Liwen Zhang, Blaylock (inaudible).

Liwen Zhang - Blaylock Robert Van, LLC - Analyst

Thank you for taking my questions, and well done on the gross margin side. I have a question about your growth in Asia-Pacific. You know, you look at that last year, the overall growth is only around 5%. I believe it is probably lower than the semiconductor regional growth there. And Diodes is focused on the high-margin business right now, especially industry and automotive.

So do you think that the growth in high-margin businesses will offset slower growth in Asia-Pacific?

Keh-Shew Lu - Diodes Incorporated - President and CEO

Well, Asia-Pacific is -- actually, if you go to look at our 1Q, it is 78%; dropped from in the past about 80% to 78%. So US and Europe is growing very strongly relative to Asia market in 1Q. Now, I think after that, when the computer market and other consumer growing in Asia, I think we will start to have more revenue coming from Asia.

So it's really not what we intend to do or we are not intend to do. It's just the market, typically 1Q slow down in Asia. And then second quarter, third quarter would be strong in Asia, what I mean is that growth will be much stronger in Asia.

Liwen Zhang - Blaylock Robert Van, LLC - Analyst

Okay. That's all I had. Thanks.

Operator

Tristan Gerra, Baird.

Unidentified Participant

This is (inaudible) calling on behalf of Tristan Gerra. Thank you for taking my questions. I'm just wondering if you could talk about the pricing pressures on your discrete part of the portfolio. And also, what's causing these pricing pressures and/or how many more quarters are they expected to persist?

Mark King - Diodes Incorporated - SVP of Sales and Marketing

I think in the first quarter, Rick, if I'm correct we were pretty much relative to what's pretty normal. So we live in the discrete world so we expect price pressure quarter in and quarter out forever. So again we continue to move forward with cost reduction. We continue to move forward with mix change and focus on products that can drive our margin forward and cover those changes. So it's been a pretty normal -- there are certain periods of time where the price erosion is more, and then there's very few period where it's less. But it's something that we've had to live with for our history as a discrete supplier. And similarly, in the places we play in analog and logic, it's a very, very similar trend. I think it's just more of a way of life rather than a quarter-by-quarter phenomenon.

Keh-Shew Lu - Diodes Incorporated - President and CEO

So far, we don't see specialty up or specialty down. We just -- this is normal. I think in the past I always put it like 1.5% a quarter ASP drop, and that is typical. We have seen the typical right now is a typical period. And the best way to improve the ASP is new products, change the mix by introducing more new product by  driving more revenue from the new product, and that would give you the mix-dependent ASP going up instead of going down. But the mix-independent ASP, you are going to see quarter-over-quarter drop. And typically we put in as our model is a 1.5% drop, and we are now in that kind of period.

Unidentified Participant

Thank you. That's very useful. As a follow-up, why is there not a better guidance given the rebound on Samsung? You still have the same share in AC/DC chargers there on the BCD side as when you made the acquisition?

Keh-Shew Lu - Diodes Incorporated - President and CEO

I'm sorry; you said better guidance?

Unidentified Participant

Right. So it is a higher revenue guidance or a steeper sequential, I don't know, increase on the top line? Just given the rebound, the expectations on Samsung's rebound. Just wondering if you have the same share in AC/DC chargers there on the BCD side. That's when you made the BCD acquisition.

Keh-Shew Lu - Diodes Incorporated - President and CEO

Well, when we do the BCD acquisition, we made at that time we had eight AC-to-DC charger wins in one major OEM and we are continuing driving the product. And that AC-to-DC charger I think this one of Mark King’s speech talking about fast charger. Talking about a wireless charger. We are continuing pushing the product in that area and those kinds products technology coming from BCD acquisition. So we do have fast charger product and wireless charger products. (multiple speakers)

Laura Mehrl - Director of Investor Relations

His question is why didn't we  have better revenue guidance because Samsung swung up, and we still have same shares now versus when we first purchased BCD.

Keh-Shew Lu - Diodes Incorporated - President and CEO

But that's not -- our guidance is better than industrial average. If you go to look at so far people's guidance, I thought our guidance is better than other companies guidance. So I don't know, I don't understand --

Mark King - Diodes Incorporated - SVP of Sales and Marketing

I don't think there's any abnormal or any major change in BCD acquisition (multiple speakers). Right.

Unidentified Participant

I guess my the emphasis I want to put on my question was in the share -- the share that you had for AC/DC chargers back when you made the BCD acquisition. Written respectively (multiple speakers) Samsung --

Mark King - Diodes Incorporated - SVP of Sales and Marketing

I don't think we ever quoted any share in any specific customer, and I don't think we're going to quota share in the specific customer now. We don't have that front of us.

Keh-Shew Lu - Diodes Incorporated - President and CEO

We don't do that.

Unidentified Participant

And if I could squeeze one more in, what's your outlook for PCs units quarter over quarter for the second quarter?

Keh-Shew Lu - Diodes Incorporated - President and CEO

PCs units?

Mark King - Diodes Incorporated - SVP of Sales and Marketing

I don't have that information in front of us. We go by customer by customer, and the units don't necessarily reflect our revenue because of the different customers. So I've got to check my -- it's hard enough to track our customer rather than the whole industry.

Keh-Shew Lu - Diodes Incorporated - President and CEO

The whole industry.

Mark King - Diodes Incorporated - SVP of Sales and Marketing

Right.

Unidentified Participant

Sounds good. Thank you very much.

Operator

Thank you. And I'm showing to further questions at this time. I'd like to hand the call back over to Dr. Keh-Shew Lu for any closing remarks.

Keh-Shew Lu - Diodes Incorporated - President and CEO

Thank you for your participation today. Operator, you may now disconnect.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude today's program. You may all disconnect. Have a great day, everyone.